Exhibit 99.1

NEWS RELEASE	21062 Bake Parkway Lake Forest, CA 92630 888-822-2660 Fax: 949-597-0662
CONTACT: Norris Battin The Cooper Companies, Inc. ir@coopercompanies.com FOR IMMEDIATE RELEASE

THE COOPER COMPANIES REPORTS THIRD QUARTER 2006 RESULTS

LAKE FOREST, Calif., September 7, 2006 — The Cooper Companies, Inc. (NYSE: COO) today reported results for its third fiscal quarter ended July 31, 2006.

Third Quarter Highlights

•	Revenue $225.8 million, 1% above the third quarter of 2005.

•	Reported EPS 45 cents. These EPS results include costs associated with stock option expense, acquisition and restructuring expenses (including identified restructuring and integration costs, manufacturing and distribution start-up costs, and losses and costs associated with corneal health product lines that we are phasing out), litigation expenses related to intellectual property and securities litigation and foreign exchange gains. These costs, detailed below, totaled $15.9 million net of tax benefits, or 34 cents per diluted share.

Commenting on the quarter’s performance, A. Thomas Bender, Cooper’s chairman and chief executive officer said, “I’m pleased with the progress we made during the third quarter. A limited roll out in the United States of Biofinity, our silicone hydrogel sphere, has recently begun, and we are receiving positive feedback from the clinicians who are fitting this lens, matching what we’ve been hearing from Europe in the past few quarters.

“Sales of single-use lenses in Japan and Europe are improving as the new blister packaging is introduced and our share of toric lens market office visits in the United States held steady in the second calendar quarter at about 41 percent according to Health Products Research, an independent market research firm.

“The Ocular integration continues to yield its expected synergies, and our focus remains on generating distribution and manufacturing efficiencies. By the end of fiscal 2007, we expect to achieve $15 million in annualized savings from staff reductions, selling and marketing efficiencies and the consolidation of our distribution centers in Europe and the United States from 21 to five. We expect to realize over half of these savings in fiscal 2007. Later this month we expect the Rochester, N.Y., distribution center to become fully operational and, we also expect to start the initial operation of the Liege, Belgium, and the Delta Park, UK, distribution facilities during the fourth quarter.

“In addition to the six new products introduced so far this year, CVI plans to introduce by the end of the calendar year Biomedics EP, a multifocal lens for emerging presbyopic patients; Proclear Multifocal toric, a disposable toric multifocal; Proclear 1-Day, a single-use sphere; Biomedics XC, our two-week disposable sphere in the Asia-Pacific market; and subject to local regulatory approval, Biomedics two-week toric in Japan.”

Looking ahead to 2007 Bender noted, “We expect to exit fiscal 2006 with the capacity to sell $40 million in silicone hydrogel lenses during fiscal 2007 and plan to continue to increase this capacity throughout 2007. Our ability to increase capacity and reduce production costs in 2007 for our silicone hydrogel products depends on solving normal manufacturing challenges associated with developing a new manufacturing platform.”

Bender added, “Silicone hydrogel products, while essential to CVI’s long-term success, are not expected to begin to contribute significantly to revenues until the second half of 2007. In the short term, we expect that the continued success of the Proclear product line and our single-use products will drive revenue growth.

“In that connection, the transition of our single-use lenses to the new blister packaging configuration continues. A majority of our lines have been converted, and we expect that all lines will be converted by February 2007. We continue to expand distribution in Japan, and we have begun shipments to Europe and the U.S.

“Our 2007 integration plans also include producing high volume Cooper lenses including Proclear and Biomedics XC on the Gen II manufacturing platform. As a result, we expect to lower unit costs and increase manufacturing capacity.

“As we exit 2007, we continue to expect that the integration of Ocular and CVI will contribute $50 million in annualized cost savings, plus more than $10 million in annualized tax savings from a lowered effective tax rate.”

Commenting on CooperSurgical’s performance, Bender noted, “Our women’s healthcare business continued its strong 2006 performance with sales up 17% in the third fiscal quarter, 8% on an organic basis.”

Non-GAAP Financial Measures

Cooper management evaluates and makes operating decisions using various performance measures. In addition to our results in accordance with GAAP, we also consider non-GAAP results as important supplemental financial measures in evaluating our ongoing core operating performance.

Items excluded from GAAP earnings to arrive at non-GAAP earnings and guidance consist of stock option expense and other items that management does not consider as part of our core operating performance including acquisition and restructuring expenses (including identified restructuring and integration expenses, manufacturing and distribution start-up costs, losses and costs associated with corneal health product lines being phased out and acquired in-process research and development charges), litigation expenses related to intellectual property and securities litigation, foreign exchange gains and losses, and the write-off of deferred financing costs. Not all of the items listed above occurred in the third fiscal quarter.

Management uses this view of its operating performance for purposes of comparison with its business plan, assessment of future expectations after the restructuring period, allocation of resources and when evaluating potential acquisitions. These items, other than currency gains and losses, are also excluded in measuring our performance under our credit agreement covenants. Management believes that, by presenting the results of operations in such a manner, it enables investors, as well as management, to evaluate operations period-to-period on an apples-to-apples basis. More specifically:

•

Stock option expense consists of expenses associated with stock option grants to employees and directors as required under SFAS No. 123R, “Share-Based Payments.” While stock-based compensation constitutes an ongoing and recurring expense, it is not an expense that requires cash settlement by the Company, is subject to significant variability from period to period (dependent on the timing of grant issuance, potentially impacted by acquisitions and subject to changes in computational variables) and is being recognized on a prospective basis thereby resulting in current results not being comparable between 2006 and prior periods. We, therefore, exclude these charges for purposes of evaluating our core operating performance.

•	Acquisition and restructuring expenses consist of the following items:

•	Identified restructuring and integration expenses consist of charges to cost of sales and operating expenses, and primarily relate to the integration of Ocular into CVI, specifically costs to integrate duplicate facilities, expand utilization of preferred manufacturing and distribution practices and integrate the worldwide sales, marketing and administrative functions. We adjust for these costs because they are incurred as part of our three-year Ocular integration plan and are not included in the Company’s core business operating plan.

•	Manufacturing and distribution start-up costs also primarily relate to the integration of Ocular and CVI. They consist of costs associated with consolidating distribution centers, relocation of production between manufacturing sites to optimize production output and cost inefficiencies associated with the development of new manufacturing platforms. As a part of the three-year Ocular integration plan, we are incurring additional costs associated with restructuring duplicative manufacturing locations (product manufactured in multiple facilities until the ultimate designated location is ready for operation), restructuring duplicative distribution locations (product stored and shipped from multiple locations while centralized locations are made operational) and developing new manufacturing technologies, specifically silicone hydrogel manufacturing. We adjust for these costs because once the specific integration activities have been completed and new technology manufacturing techniques have been applied, the costs will be eliminated. Management does not include these costs in our core operating business plan.

•	Losses and costs associated with corneal health product lines being phased out consist of net operating losses associated with product lines being phased out and the write-off of associated unrealizable net assets.

•	Acquired in-process R&D charges are largely disregarded as acquisition decisions are made and often result in charges that vary significantly in size and amount depending upon the results of the appraisal process, which may take up to twelve months following an acquisition. Management adjusts for these expenses because they are excluded when evaluating the impact of an acquisition transaction on ongoing performance.

•	We adjust for identified litigation expenses associated with certain intellectual property and securities litigation because these expenses have not been part of our normal or recurring operations. Cooper filed suit claiming patent infringement to protect its intellectual property, sought a declaratory judgment that a CVI product does not infringe any valid and enforceable claims of a competitors’ patents and is incurring expenses associated with securities litigation. Internally, management does not consider expenses associated with these cases, which are unusual in the Company’s history, when evaluating core operating performance.

•	We adjust for foreign exchange gains or losses as a majority of our business is outside the United States, and while we attempt to mitigate the impact of foreign currency fluctuations, we cannot control them. We evaluate our business performance on a constant currency basis (fixed exchange rates) and do not consider exchange gains or losses to be a part of our internal operating performance.

Specific amounts for these items in the third quarters of 2005 and 2006 are listed below under “Reconciliation of Non-GAAP Earnings to GAAP Net Income.”

Operating results adjusted for these items should not be considered an alternative to any performance measure derived in accordance with GAAP. We present these items because we consider their disclosure an important supplemental measure of our performance. In evaluating our non-GAAP earnings and our non-GAAP guidance, investors are cautioned that in the future we expect to incur expenses similar to those for which we make adjustments in the presentation of non-GAAP earnings. Our presentation of non-GAAP earnings and guidance should not be construed as an inference that our future results will be unaffected by similar items or non-recurring or unusual charges.

Our non-GAAP earnings have limitations as an analytical tool, including:

•	they do not reflect the cost of our stock options and other stock-based compensation, which are and will continue to be important components of our overall compensation package for employees and directors;

•	they do not reflect the impact of the significant costs we have incurred and are continuing to incur in integrating Ocular, and we may incur significant integration costs and other restructuring charges in future acquisitions;

•	they do not reflect the costs associated with the development of new manufacturing technologies, specifically silicone hydrogel manufacturing, and of phasing out product lines that are being eliminated;

•	they do not reflect the costs associated with our pending intellectual property and securities litigation, which we expect to be significant but which are difficult to predict; and

•	they may not be useful to compare to other companies, including companies in our industry, that may calculate these measures differently.

Moreover, the impact of many of these excluded items (particularly litigation and restructuring) on our guidance is difficult to quantify because of the significant uncertainty in the timing such events will occur and the variability of possible outcomes. These items could be material.

We compensate for these limitations by relying primarily on our GAAP results and focusing on non-GAAP earnings supplementally.

Guidance

Cooper provides fiscal year revenue and earnings guidance and has updated 2006 guidance given on June 6, 2006 to reflect third quarter performance. 2007 guidance is unchanged. The guidance assumes no major changes in foreign currency exchange rates and assumes a 13% effective tax rate for 2006 and a 12.5% tax rate for 2007.

•	Cooper now expects fiscal 2006 revenue of $878 million to $900 million, GAAP EPS of $1.54 to $2.44 and non-GAAP EPS of $2.85 to $3.10. Previous 2006 guidance was revenue of $878 million to $911 million with GAAP EPS of $1.82 to $2.90 and non-GAAP guidance of $2.85 to $3.20. GAAP EPS has been lowered to adjust for estimated integration charges and the expected changes from disposing of corneal health product lines as well as other identified costs incurred in this year’s third quarter.

The table below reconciles fiscal 2006 GAAP to Non-GAAP EPS guidance:

	EPS Range
	Low	High
GAAP EPS guidance	$1.54	$2.44
Stock option expense	0.28	0.25

	1.82	2.69
Other identified items noted above	1.03	0.41

Non-GAAP EPS guidance	$2.85	$3.10

•	CooperVision (CVI), the Company’s contact lens business, expects fiscal 2006 revenue of $755 million to $774 million, an organic constant currency growth rate of 3% to 6% versus the prior year. Previous 2006 revenue guidance was $755 million to $785 million.

•	CooperSurgical (CSI), the Company’s women’s healthcare medical device business, expects fiscal 2006 revenue of $123 million to $126 million, unchanged from prior guidance.

•	For fiscal 2007, Cooper expects revenue of $948 million to $1.0 billion and non-GAAP EPS of $3.35 to $4.00 (excluding stock option expense estimated to be 30 cents to 35 cents per share). Only non-GAAP guidance is presented because it is difficult to predict the timing and scope of non-core charges other than stock option expense, particularly litigation and integration and restructuring costs. The range of the expected results of other identified items is significant due to the uncertainty in the timing of such events and the variability of possible outcomes. As a result GAAP EPS could vary significantly from guidance.

Third Quarter Fiscal 2006 Revenue and Expense Summary

Cooper’s reported third quarter revenue of $225.8 million was 1% above last year’s third quarter.

Reported gross margin was 61% compared with 62% in the prior year’s quarter. For 2006, these results include costs for:

•	stock option expense

•	disruptions in manufacturing during the conversion of single-use lenses to strip blister packaging

•	the phase out of product lines

•	manufacturing start-up of new silicone hydrogel products

These amounted to $5.3 million in the third fiscal quarter of 2006 or 2% of sales and $8.4 million or 4% of sales (including $7.2 million inventory step-up adjustment) for the third fiscal quarter of 2005.

Selling, general and administrative expense (SG&A) grew 11% and was 40% of sales, compared with 36% in last year’s third quarter. The 2006 results include $2.4 million for stock option expense (1% of sales) due to the adoption of SFAS 123R using the modified prospective method.

2006 SG&A also include costs associated with:

•	the consolidation of CVI’s distribution centers in Europe and the United States

•	intellectual property and securities litigation expenses

•	the phase out of product lines

These costs, including the $2.4 million for stock option expense, amounted to $6.7 million or 3% of sales. For 2005, these costs amounted to $1.3 million. There were no stock option expenses in 2005.

Corporate expenses, including $1 million for stock option expense and $655 thousand of securities litigation expense, increased 22% to $6.3 million from $5.2 million in the third quarter of 2005. Without stock option and securities litigation expenses in 2006 and restructuring costs in 2005, corporate expenses would have been flat between periods. There were no stock option and litigation expenses in 2005 and no restructuring costs in 2006.

Research and development expense in the quarter was $6.3 million including $533 thousand for stock option expense and the corneal health product lines that are being phased out. R&D expenses were 3% of sales, the same as in the third quarter of

2005. CVI’s R&D activities include programs to develop disposable silicone hydrogel products, product lines utilizing proprietary PC Technology and single-use product line expansion.

Restructuring and integration expenses were $5.6 million in the quarter including the write off of $2.4 million associated with the phase out of the corneal health product lines. In the third quarter of 2005, restructuring and integration costs totaled $1.7 million.

Operating margin was 14% for the quarter compared with 21% in the prior year’s third quarter. After excluding the costs described above – $18.2 million in the quarter or 8% of sales – operating margin was 22% compared to 26% in last year’s third quarter.

Interest expense was 4% of sales, the same as in the third fiscal quarter of 2005.

The forecasted effective tax rate (ETR) was 13%, down from 16% in the prior year which excluded certain recurring amounts. The lower ETR reflects a continued shift in business to jurisdictions with lower tax rates. The overall tax rate reported in the quarter was 13.6% reflecting the cumulative effect of increasing the projected tax rate from 11.4% recorded in the first half of the year to the current forecasted rate of 13%.

Change in Stock Option Accounting

The Company has adopted the new accounting requirements for expensing stock options in accordance with Statement of Financial Accounting Standards No.123 (revised 2004), “Share-Based Payment” (SFAS 123R) using the modified prospective method. Therefore, prior periods have not been restated and are not comparable. These new accounting requirements reduced third quarter results by $2.8 million, or 5 cents per share net of tax. Our non-GAAP guidance excludes 25 cents – 28 cents per share for stock option expenses in fiscal year 2006 and 30 cents – 35 cents in fiscal year 2007.

Balance Sheet and Cash Flow Highlights

•	At the end of the third fiscal quarter, Cooper’s days sales outstanding (DSO) decreased to 58 days from 61 days at the end of the second quarter and 65 days a year ago. Cooper expects future DSO in the mid to upper 60’s.

•	Inventory months on hand was 7.7 months at the end of the fiscal quarter, versus 7.1 months at last year’s third quarter, and 8.0 months at this year’s second fiscal quarter, in line with expectations, as inventory is built to support new product launches and distribution center consolidations.

•	Capital expenditures were $43.2 million in the quarter, primarily to expand manufacturing capacity, consolidate distribution centers and to continue the rollout of new information systems in selected locations.

Cooper expects capital expenditures in fiscal 2006 of about $150 million to $160 million, about 70% for expanded manufacturing capacity, about 20% for Gen II conversion and distribution center consolidation and about 10% for information technology.

•	Depreciation and amortization was $15.7 million for the quarter.

CooperVision Business Details

Contact Lens Market Update

Worldwide contact lens revenue grew 4% during the second calendar quarter compared with the same period a year ago, according to a census of manufacturers’ revenue data compiled by an independent market survey organization, and is up 4% through six months, 7% in constant currency. During the quarter, in constant currency the Americas grew 9%, Europe grew 1% and Asia-Pacific grew 8%.

In the first half of the calendar year, at actual exchange rates, spherical lens revenue showed no growth, toric lenses grew 11%, multifocal lenses grew 9% and cosmetic lenses declined 3%. Daily disposable lenses grew 8%.

This data indicates that silicone hydrogel revenue:

•	Grew 61% worldwide over the same period a year ago, 19% over the previous quarter and 68% through six months.

•	Accounted for 22% of worldwide lens revenue in the quarter, up from 14% in the previous year’s second quarter, 20% in the previous quarter and 21% through six months.

•	Accounted for 37% of total contact lens revenue in the United States: 56% of all sphere revenue and 20% of all toric revenue. About 75% of worldwide silicone hydrogel revenue is generated in the United States and Canada.

During this same period, total patient visits to contact lens practitioners in the United States grew 12% over the second quarter of 2005 according to Health Product Research, who reports on a statistical sampling of practitioners each quarter. New patient visits grew 13%.

According to these estimates, silicone hydrogel lenses accounted for 35% of total patient visits to contact lens practitioners in the United States during the second quarter of calendar 2006 compared with 30% in the first quarter and 28% in the fourth quarter of 2005.

CooperVision Worldwide Revenue Highlights for Third Quarter Fiscal 2006

•	CVI’s worldwide revenue of $194.2 million declined 1% from last year’s third quarter – down 3% in constant currency. Versus the prior quarter, CVI grew 7% and the worldwide market grew 6%.

•	Reported third quarter sales of CVI’s core product lines — specialty lenses (toric, cosmetic and multifocal lenses) plus PC Technology brand spherical lenses, silicone hydrogel spherical lenses and single-use lenses – were $124.7 million, up 4% in constant currency and account for 65% of CVI’s soft lens business.

•	Reported third quarter sales of toric lenses, which correct astigmatism, were $67.5 million, up 4% in constant currency, and account for 35% of CVI’s soft lens business. Disposable toric products grew 12% in constant currency. In constant currency, toric revenue outside the United States grew 15% in the quarter and 14% year to date. The year-to-date comparison includes Ocular revenue for November 1, 2004 through January 5, 2005, when Cooper did not own them. Fifty percent of CVI’s toric revenue is now outside the United States.

•	Proclear products continue to perform well, up 31% worldwide and 35% in the United States in constant currency. Proclear sphere products grew 18% worldwide and 26% in the United States; Proclear toric grew 46% worldwide and 42% in the United States.

CVI Selected Revenue Data for Major Product and Geographic Categories

In Constant Currency

	% CVI Revenue 3Q06	% Change 3Q06 vs. 3Q05
Worldwide soft contact lenses	100	(2)
Core products*	65	+4
Disposable lenses (1 day, 2 week, 1 month wear)	89	N/C
Non disposable lenses (annual and quarterly)	11	(19)
Spherical lenses (ex single-use)	46	(9)
Single-use spherical lenses	13	+5
Toric lenses	35	+4
Disposable toric lenses (82% of toric revenue)	29	+12
Multifocal lenses	5	+19
PC materials	20	+31
Americas region	47	(6)
European region	39	4
Asia-Pacific region	14	(4)

*	Specialty lenses (toric, cosmetic and multifocal lenses) plus PC Technology brand spherical lenses, silicone hydrogel spherical lenses and single-use lenses

CVI New Products

To date, CVI has introduced these new products during fiscal 2006:

•	Biofinity silicone hydrogel monthly sphere in Europe and the United States (limited launches)

•	Biomedics XC two-week disposable sphere in the United States and Europe

•	A second base curve of Proclear Toric

•	Single-use sphere in new blister packaging

•	Single-use toric (methafilcon material) in Japan

•	Aspheric, two-week, 55% water content sphere in Japan

By the end of calendar 2006 CVI expects to launch: Biomedics Multifocal EP (for emerging presbyopic patients), Proclear disposable toric multifocal, Proclear single-use sphere, Proclear Toric Extended range, Biomedics two-week toric in Japan, subject to local regulatory approval, and, in selected markets in Asia-Pacific, Biomedics XC disposable sphere.

In calendar 2007 products scheduled for introduction include: Proclear single-use in Europe, Biofinity toric in the United States and Europe, and an improved two-week silicone hydrogel sphere in the United States.

Early formulations of the improved two-week silicone hydrogel product combined Proclear (phosphorylcholine or “PC”) with silicone hydrogel ingredients, but this combination resulted in manufacturing and clinical difficulties. In order to market an improved product rapidly, PC has been eliminated from the current formulation. Compared with Biofinity, this lens has clinically demonstrated improved patient comfort due to its improved wetability and lower modulus combined with a lower dk/t, and will cost less to manufacture. A subsequent product with PC may be marketed at a later date.

In 2008, Proclear single-use is scheduled for introduction in Japan, subject to local regulatory approval.

CVI Third Quarter Expenses

CVI’s gross margin was 61% compared with 63% in the third quarter of 2005. For 2006, these results reflect costs, as described above, including stock option expense and acquisition and restructuring costs, which include costs related to the relocation of Proclear manufacturing from Norfolk, Va., to Southampton in the United Kingdom, costs associated with product lines being phased out and start-up costs for our new silicone hydrogel products. These costs amounted to $5.3 million in the third fiscal quarter or 3% of sales. For 2005, non-core restructuring costs amounted to $8.4 million or 4% of sales (including $7.2 million inventory step-up adjustment). Manufacturing inefficiencies associated with the ramp up of new products and plant realignment activities are expected to continue in the fourth fiscal quarter of the year.

CooperVision’s SG&A expense grew 9% during the quarter as revenue declined 1%. The 2006 results include stock option expense, costs associated with the rationalization of CVI’s distribution centers in Europe and the United States, litigation expenses relating to intellectual property matters, and costs associated with product lines being phased out. These costs amounted to $4.6 million or 2% of sales in 2006 and compare with restructuring costs in SG&A of $793 thousand in 2005. Remaining costs grew primarily due to costs associated with new product selling programs incurred ahead of their launch. SG&A expenses in the fourth quarter as a percent of revenue, on a comparable basis, are expected to decline, reflecting anticipated new product sales, consolidation of U.S. distribution centers and the recently announced realignment of CVI’s United States sales and marketing organization.

Research and development expense was $5.4 million in the third quarter. The 2006 results also include costs associated with product lines being phased out and stock option expense, which aggregated to $527 thousand. None of such costs affected the prior period R&D, which was $6.4 million. R&D before excluded costs noted above, is expected to be between $20 million and $22 million for fiscal 2006.

CooperSurgical Business Details

In November 2005, CooperSurgical, the Company’s women’s healthcare medical device business, expanded its hospital market presence by acquiring NeoSurg Technologies, Inc. (NeoSurg), a manufacturer of reusable and disposable trocar access systems used in laparoscopic surgery, and Inlet Medical, Inc. (Inlet), a manufacturer of trocar closure systems and pelvic floor reconstruction procedure kits.

The Inlet product line continues to exceed expectations with revenue of approximately $3.2 million in the third fiscal quarter. CSI expects to launch its redesigned NeoSurg product line in November 2006.

During the third quarter, revenue at CSI grew 17% to $31.6 million compared with $27.0 million in the third fiscal quarter of 2005. Organic revenue grew approximately 8% over last year’s third fiscal quarter.

CSI’s gross margin improved to 59% for the quarter compared with 58% in the prior year. Operating margin was 18% for the quarter, which included stock option expense of $478 thousand. Operating margin, excluding stock option expenses in 2006 and restructuring costs of $286 thousand in 2005, was 19% in both the current and the prior year on a comparable basis.

In August, after the close of the quarter, CSI completed the purchase of Select Medical Systems, Inc. a manufacturer of products used by gynecologists in their office practice. The Sperm Select System, which is used in office fertility procedures, is Select Medical’s principal product. Select Medical had 2005 revenue of about $1 million. The transaction is expected to be accretive to earnings per share within 12 months.

Earnings Per Share

All per share amounts in this news release refer to diluted per share amounts.

Unaudited Supplemental Income Statement Data and Reconciliation of Non-GAAP Earnings to GAAP Net Income (In thousands, except per share amounts)

Supplemental income statement data reflecting our individual business units and the impact of specified items, together with a reconciliation of our non-GAAP earnings based on the items discussed above under “Discussion of Non-GAAP Financial Measures” to our GAAP net income follows.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income by Business Unit

(Unaudited)

	Three Months Ended July 31,		% Increase	% Revenue 2006	% Revenue 2005
	2006	2005
Net sales:
CVI	$194,189	$195,908	-1%	100%	100%
CSI	31,609	27,024	17%	100%	100%

Total net sales	225,798	222,932	1%	100%	100%

Cost of sales:
CVI (1)	75,032	72,690	3%	39%	37%
CSI (2)	13,005	11,413	14%	41%	42%

Total cost of sales (1), (2)	88,037	84,103	5%	39%	38%

Gross profit:
CVI	119,157	123,218	-3%	61%	63%
CSI	18,604	15,611	19%	59%	58%

Total gross profit	137,761	138,829	-1%	61%	62%

SGA:
CVI (3)	72,035	66,035	9%	37%	34%
CSI (4)	11,658	9,514	23%	37%	35%
Corporate (5)	6,346	5,206	22%	—	—

Total SGA (3) - (5)	90,039	80,755	11%	40%	36%

Research and development:
CVI (6)	5,375	6,376	-16%	3%	3%
CSI (7)	889	748	19%	3%	3%

Total research and development (6), (7)	6,264	7,124	-12%	3%	3%

Restructuring costs:
CVI (8)	5,630	1,402	302%	3%	1%
CSI (9)	(2)	286	—	—	1%

Total restructuring costs (8), (9)	5,628	1,688	233%	2%	1%

Amortization:
CVI	3,065	3,050	—	2%	2%
CSI	465	278	67%	1%	1%

Total amortization	3,530	3,328	6%	2%	1%

Operating expense:
CVI	86,105	76,863	12%	44%	39%
CSI	13,010	10,826	20%	41%	40%
Corporate	6,346	5,206	22%	—	—

Total operating expense	105,461	92,895	14%	47%	42%

Operating income:
CVI	33,052	46,355	-29%	17%	24%
CSI	5,594	4,785	17%	18%	18%
Corporate	(6,346)	(5,206)	-22%	—	—

Total operating income	32,300	45,934	-30%	14%	21%

Interest expense	8,534	8,105	5%	4%	4%
Other income (loss), net (10)	523	(792)

Income before income taxes	24,289	37,037
Provision for income taxes (11)	3,312	(582)

Net income	$20,977	$37,619

Add interest charge applicable to convertible debt	522	524

Income for calculating diluted earnings per share	$21,499	$38,143

Diluted earnings per share	$0.45	$0.80

Number of shares used to compute earnings per share	47,482	47,854

Listed below are the items included in net income that management excludes in computing non-GAAP financial measures as described under “Discussion of Non-GAAP Financial Measures.”

	Three Months Ended July 31,
	2006	2005
(1) CVI Cost of sales:
Restructuring	$1,004	$1,212
Inventory step-up	—	7,207
Stock-based compensation	232	—
Production start-up	2,318	—
Corneal health product line phase out	1,747	—

	$5,301	$8,419

(2) CSI Cost of sales:
Stock-based compensation	$45	$—

(3) CVI SGA:
Stock-based compensation	$984	$—
Distribution start-up	2,361	—
Intellectual property litigation	599	—
Restructuring costs	—	793
Corneal health product line phase out	702	—

	$4,646	$793

(4) CSI SGA:
Stock-based compensation	$427	$—

(5) Corporate SGA:
Stock-based compensation	$992	$—
Securities litigation	655	—
Restructuring costs in operating expenses	—	483

	$1,647	$483

(6) CVI research and development expense:
Stock-based compensation	$79	$—
Corneal health product line phase out	448	—

	$527	$—

(7) CSI research and development expense:
Stock-based compensation	$6	$—

(8) CVI restructuring:
Restructuring costs in operating expenses	$3,214	$1,402
Corneal health product line phase out	2,416	—

	$5,630	$1,402

(9) CSI restructuring costs	$(2)	$286

(10) Other income (loss):
Foreign exchange gains	$141	$271
Loss on derivative instrument and other	—	(1,003)

	$141	$(732)

(11) Provision for income taxes:
Income tax effect	$(2,201)	$(8,446)

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Earnings to GAAP Net Income

	Three Months Ended July 31,
	2006	2005
GAAP net income	$20,977	$37,619
Non-GAAP adjustments:
CooperVision restructuring costs in cost of sales	1,004	1,212
CooperVision inventory step-up in cost of sales	—	7,207
CooperVision stock-based employee compensation expense in cost of sales	232	—
CooperVision restructuring costs in operating expenses	3,214	1,402
CooperVision stock-based employee compensation expense in SGA	984	—
CooperVision stock-based employee compensation expense in R&D	79	—
CooperVision production start-up costs in cost of sales	2,318	—
CooperVision distribution center rationalization costs in SGA	2,361	—
CooperVision intellectual property litigation expenses in SGA	599	—
CooperVision restructuring costs in SGA	—	793
Corneal health product lines phase out in cost of sales	1,747	—
Corneal health product lines phase out in SGA	702	—
Corneal health product lines phase out in R&D	448	—
Corneal health product lines restructuring costs in operating expense	2,416	—
CooperSurgical stock-based employee compensation expense in cost of sales	45	—
CooperSurgical stock-based employee compensation expense in SGA	427	—
CooperSurgical stock-based employee compensation expense in R&D	6	—
CooperSurgical restructuring costs in operating expenses	(2)	286
Corporate stock-based employee and director compensation expense in SGA	992	—
Corporate securities litigation expenses in SGA	655	—
Corporate restructuring costs in SGA	—	483
Foreign exchange gains	(141)	(271)
Loss on derivative instrument and other	—	1,003
Income tax effect	(2,201)	(8,446)

Non-GAAP net income	$36,862	$41,288

Conference Call

The Cooper Companies will hold a conference call to discuss its third quarter results today at 2pm Pacific Daylight Time. To access the live call, dial +1-800-659-1966.The passcode is 78102959. A replay will be available at +1-888-286-8010 approximately one hour after the call ends and will remain available for five days. Callers outside the United States should dial +1-617-801-6888.The replay passcode is 76784749.This call will also be broadcast live on The Cooper Companies’ Web site, www.coopercos.com and at www.streetevents.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the integration of the Ocular business, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include the risk that acquired businesses will not be integrated successfully into CVI and CSI, including the risk that the Company may not continue to realize anticipated benefits from its cost-cutting measures and inherent in accounting assumptions made in the acquisitions; the risks that CVI’s new products will be delayed or not occur at all, or that sales will be limited following introduction due to manufacturing constraints or poor market acceptance; risks related to implementation of information technology systems covering the Company’s businesses and any delays in such implementation or other events which could result in Management having to report a significant deficiency or material weakness in the effectiveness of the Company’s internal control over financial reporting in its 2006 annual report on Form 10-K; risks with respect to the ultimate validity and enforceability of the Company’s patent applications and patents and the possible infringement of the intellectual property of others; and the impact of the NeoSurg, Inlet and Select Medical acquisitions on CSI’s and the Company’s revenue, earnings and margins.

Events, among others, that could cause our actual results and future actions of the Company to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, variations in stock option expenses caused by stock price movement or other assumptions inherent in accounting for stock options, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, the adverse effects of natural disasters on patients, practitioners and product distribution, cost of business divestitures, changes in expected utilization of recognized net operating loss carry forwards, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005, as such Risk Factors may be updated in quarterly filings. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses. Headquartered in Lake Forest, Calif., it manufactures in Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, and Madrid, Spain. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., North Normandy, Ill., Williston, Vt., Fort, Atkinson, Wis., Montreal and Berlin. Its Web address is www.coopersurgical.com.

Proclear® and Biomedics®, and Sperm Select® are registered trademarks and Biofinity™, Biomedics XC™ and PC Technology™ are trademarks of The Cooper Companies, Inc. and its subsidiaries or affiliates and are italicized in this news release.

FINANCIAL STATEMENTS FOLLOW

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2006	2005	2006	2005
Net sales	$225,798	$222,932	$642,934	$585,976
Cost of sales	88,037	84,103	244,649	224,320

Gross profit	137,761	138,829	398,285	361,656
Selling, general and administrative expense	90,039	80,755	263,085	220,624
Research and development expense	6,264	7,124	26,110	15,310
Restructuring costs	5,628	1,688	7,834	4,095
Amortization of intangibles	3,530	3,328	10,762	8,329

Operating income	32,300	45,934	90,494	113,298
Interest expense	8,534	8,105	24,749	19,768
Other income (loss), net	523	(792)	(5,740)	1,063

Income before income taxes	24,289	37,037	60,005	94,593
Provision for income taxes	3,312	(582)	7,373	11,438

Net income	20,977	37,619	52,632	83,155
Add interest charge applicable to convertible debt, net of tax	522	524	1,567	1,572

Income for calculating earnings per share	$21,499	$38,143	$54,199	$84,727

Diluted earnings per share	$0.45	$0.80	$1.14	$1.87

Number of shares used to compute earnings per share	47,482	47,854	47,614	45,282

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2006	October 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$12,724	$30,826
Trade receivables, net	149,923	152,610
Inventories	226,360	185,693
Deferred tax asset	19,715	23,449
Other current assets	47,510	51,136

Total current assets	456,232	443,714

Property, plant and equipment, net	480,547	379,785
Goodwill	1,205,368	1,169,049
Other intangibles, net	150,193	151,413
Deferred tax asset	19,620	19,716
Other assets	16,544	16,153

	$2,328,504	$2,179,830

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$60,573	$72,260
Other current liabilities	192,490	185,362

Total current liabilities	253,063	257,622

Long-term debt	698,443	632,652
Other liabilities	11,697	7,213
Deferred tax liabilities	8,607	9,118

Total liabilities	971,810	906,605

Stockholders’ equity	1,356,694	1,273,225

	$2,328,504	$2,179,830

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